Exhibit 10.20

Dr. Philippe Calais

2040 Alta Meadows Lane #1609
Del Ray Beach, Florida 33333

December 7, 2018

Re: Interim Chief Executive Officer Agreement

Dear Philippe:

On behalf of Cohbar, Inc. (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You have agreed to accept this role while we engage in a search for a permanent Chief Executive Officer, for which you will be a considered a candidate should you choose. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1. Term of Employment. Your employment under this Agreement will commence as of December 7, 2018 (the “Start Date”) and will continue until the earliest to occur of: (i) the date that is four (4) months after the Start Date, unless extended by the parties through mutual agreement, (ii) the date on which a permanent Chief Executive Officer commences employment with the Company and any transition services you agree to provide thereafter have been completed (if you are selected as the permanent Chief Executive Officer you will sign a different agreement), or (iii) your resignation or the termination of your employment by the Company (each of the foregoing, the “Separation Date”). Your employment is terminable by you or the Company at any time (for any reason or for no reason) in accordance with Section 6 of this Agreement.

2. Position and Duties.

(a) General. You will initially serve as Interim Chief Executive Officer of the Company. Your duties and authority as Interim Chief Executive Officer will be prescribed by the Board of Directors of the Company (the “Board”) and will be commensurate with those of a chief executive officer of a company of comparable size and with a similar business as the Company. During the term of your employment under this Agreement, you will report directly to the Board and will devote such time as is necessary to the business of the Company in order to fulfill the expectations of the Board as provided above.

(b) Continued Board Membership; Resignation from Audit Committee. During the term of your employment under this Agreement, you will continue to serve as a member of the Board. Effective on the Start Date, you hereby resign from your membership on the Audit Committee of the Board.

3. Withholding. The Company will be entitled to withhold from any amounts payable under this Agreement any federal, state, or local withholding or other taxes, deductions or charges which the Company is required to withhold.

4. Compensation and Benefits. In consideration for your services to the Company under this Agreement, you will receive the following compensation and benefits from the Company during your term of employment:

(a) Base Salary. Until the Separation Date, the Company will pay you a prorated salary at the annualized rate of Three Hundred and Forty Thousand Dollars ($340,000), to be paid in accordance with the Company’s regular payroll practices (“Base Salary”).

(b) Performance Bonus. You may also be eligible for a yearly target bonus of forty percent (40%) of your Base Salary, prorated for the term of your employment. Whether you receive a bonus shall depend on personal and/or Company performance determined by the Board in its discretion. Decisions on the grant of bonuses, the criteria under which the bonus shall be awarded, the achievement of such criteria, the amount of any bonus earned, and the timing of the bonus payment are solely within the discretion of the Company’s Board of Directors. Any bonus payment made to you will be subject to the normal and/or authorized deductions and withholdings.

(c) Benefits. During your employment with the Company, you will be eligible to participate in the Company’s employee benefit plans, policies and arrangements (currently medical/vision/dental care and 401(k)), as may now or hereafter be adopted by the Company, in accordance with the terms of such plans, policies and arrangements, and on the same basis as other members of the senior management team. Given that you already have healthcare coverage, we understand that you will not participate in the Company’s healthcare plan.

(d) Expenses. The Company will reimburse you for business expenses that are reasonable and necessary for you to perform, and were incurred by you in the course of the performance of, your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies. In addition, the Company will reimburse you for your reasonable expenses for accommodations in Menlo Park, air travel expenses for commuting to and from your principal residence and Menlo Park, and a rental car, in each case during the period of your employment under this Agreement.

(e) Transition Payment. In consideration of your efforts in preparing for a transition into the role of Interim Chief Executive Officer, you shall also receive the equivalent of one month’s Base Salary on the first regular payroll date after the Start Date.

(f) Stock Options. Pursuant to the Company’s Amended and Restated 2011 Equity Incentive Plan or a successor plan (the “Plan”), the Company shall grant you options to purchase up to 96,000 shares of the Company’s common stock at an exercise price to be determined by the Board of Directors at the time of the grant in accordance with applicable law (the “Options”). The Options will be subject to the terms of the Plan and will become exercisable over a vesting term of four (4) months, subject to your continuous employment during such period. Vesting of the Options will commence on the Start Date will vest in equal monthly installments of 24,000 shares on the same day of each month following the Start Date such that all shares subject to the award shall be vested and exercisable as of the date that is four (4) months after the Start Date. The terms of the Options shall be governed by the Plan and a Stock Option Agreement (the “Option Agreement”). You acknowledge that the Options do not, and will not, constitute wages or compensation. Unless otherwise provided in the Plan or required by law, the Board of Directors of the Company shall have sole discretion regarding the, exercise price of the Options and other terms and conditions of the Options grant.

5. Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants (in addition to any obligations you may have by law):

(a) Nondisclosure; Inventions. During your employment with the Company and at all times thereafter, (i) you will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company, including, without limitation, any know-how, research and development, software, databases, inventions, processes, formulae, peptides, drug targets, technology, designs and other intellectual property, information concerning finances, investments, pricing, costs, products, services, vendors, partners, investors, personnel, compensation, recruiting, training, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company (all of the foregoing collectively hereinafter referred to as “Confidential Information”), and (ii) you will not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company; provided, that you have no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter will become available to the general public other than through disclosure by you. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, and patents developed, made or invented by you, alone or with others, while an employee of the Company which are related to the business of the Company will be and become the sole property of the Company, unless released in writing by the Board, and you hereby assign any and all rights therein or thereto to the Company.

(b) Specific Performance. In the event of a breach or threatened breach of any provision of this Section 5, in addition to any remedies at law, either party hereto will be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

6. Termination. Your employment with the Company is “at-will.” Accordingly, both you and the Company remain free at all times to terminate the employment relationship for any reason, upon fourteen (14) days’ written notice to the other party, or immediately upon written notice in the case of termination for Cause (as defined below). Upon any termination of your employment the Company shall pay you any earned but unpaid portion of your Base Salary, bonus, benefits and unreimbursed business expenses, in each case with respect to the period ending on the Separation Date.

If, prior to the date that is four (4) months after the Start Date, your employment is terminated by the Company without Cause or as a result of the hiring of a permanent Chief Executive Officer, then, in addition to payments earned through the Separation Date: (i) the Company will pay you the amount of your Base Salary as would have been earned had your employment continued until the date that is four (4) months after the Start Date and (ii) the Options shall become fully vested and exercisable. Payments due to you after the Separation Date shall be paid in accordance with the Company’s regular payroll practices.

For purposes hereof, “Cause” means (i) your conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude (other than traffic violations); (ii) material dishonesty or fraudulent conduct by you against the Company; (iii) your material breach of a key Company policy including, but not limited to, acts of harassment, discrimination, or violence; use of unlawful drugs or drunkenness during normal work hours (and otherwise provided such policy has been provided to you in advance of such alleged breach), or your material breach of this Agreement, provided that if such violation or breach is curable, such violation or breach may be cured by you within ten (10) days after you receive written notice from the Board of such violation or breach; (iv) the willful failure by you to perform your duties for the Company if such failure to perform is not cured by you within ten (10) days after you receive written notice from the Board of such failure; (v) competing with the Company, diversion of any corporate opportunity or other similar conflict of interest or self-dealing incurring to your material direct or indirect benefit; (vi) the existence of any past or future conviction, order, decree, judgment, event, circumstance or fact that would disqualify the Company from relying on Rule 506 of Regulation D or would require disclosure under Rule 506(e) thereof, or would reasonably be expected to prevent or interfere with the Company’s ability to retain audit services or (vii) gross negligence or intentional misconduct that results in significant injury to the Company or its affiliates. Provided, however, that prior to the determination that “Cause” under this paragraph has occurred, the Company shall (A) provide to you in writing, in reasonable detail, the reasons for the determination that such “Cause” exists, (B) allow the expiration of any cure period specified above without your cure, (C) provide you an opportunity to be heard by the Board prior to the final decision to terminate your employment hereunder for such “Cause” and (D) make any decision that such “Cause” exists in good faith.

7. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions of your employment as Interim Chief Executive Officer. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b) Assignment/Binding Effect. You acknowledge that the services to be performed by you pursuant to this Agreement are unique and personal. You may not assign any of your rights or delegate any of your duties or obligations under this Agreement without the prior written consent of the Company. The Company, however, may assign its rights and obligations. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon their respective legal representatives, successors and permitted assigns.

(b) Amendments. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c) Counterparts. This Agreement may be signed in counterparts and the counterparts taken together will constitute one agreement.

(d) Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflicting provision or rule. For all disputes under this Agreement or related to your employment, the parties agree that any suit or action between them shall be instituted and commenced exclusively in the local state or federal courts in San Mateo County, California. Both parties waive the right to change such venue and hereby consent to the jurisdiction of such courts for all potential claims under this Agreement or related to your employment.

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

/s/ Albion Fitzgerald
Albion Fitzgerald

ACCEPTED AND AGREED:

/s/ Phillipe Calais
Phillipe Calais

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